Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Second Quarter Fiscal Year 2012 Results

Keurig Single Cup Brewing System Continues to Drive Growth

Company Revises 2012 Non-GAAP Earnings per Share Outlook to $2.40 to $2.50

WATERBURY, Vt.--(BUSINESS WIRE)--May 2, 2012--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its second quarter fiscal year 2012 results for the thirteen and twenty-six weeks ended March 24, 2012.

Performance Highlights

Second Quarter Fiscal Year 2012

  Net sales of $885.1 million, up 37% over net sales of $647.7 million in the year-ago quarter
  GAAP EPS of $0.58 compared to second quarter fiscal year 2011 GAAP EPS of $0.44; non-GAAP EPS of $0.64 increases 33% over $0.48 in the year-ago quarter
  GAAP operating income of $149.6 million compared to second quarter fiscal year 2011 GAAP operating income of $119.6 million; non-GAAP operating income of $162.3 million improves 22% over the year-ago quarter
  GAAP net income of $93.0 million compared to second quarter fiscal year 2011 GAAP net income of $65.4 million; non-GAAP net income of $101.7 million increases 42% over the year-ago quarter

“Over the past several years we achieved a strong net sales growth rate driven by consumers’ rapid acceptance of our innovative Keurig® Single Cup Brewing system,” said Lawrence J. Blanford, GMCR's president and CEO. “Additionally, during this timeframe we made a number of strategic acquisitions that strengthened our long-term position and contributed to our growth rate. During the second fiscal quarter our 37% net sales growth resulted from more consumers adopting the ease and convenience of Keurig’s® Choose. Brew. Enjoy.™ approach to beverages. Despite lower-than-anticipated portion pack sales, and to a lesser degree, brewer sales, in the quarter we were able to control sales, general and administrative expenses enabling us to achieve non-GAAP earnings per share growth of 33%.”

“Based on the consumer surveys conducted on our behalf, we estimate our U.S. Keurig® Single Cup Brewer installed base has increased to between 10.8 and 12.2 million brewers in use in households as of March 2012, a substantial increase from where we believe our installed base was just one year ago,” continued Blanford. “After several quarters of robust adoption, we now expect a more moderated growth trajectory going forward for both Keurig® brewer and K-Cup® pack sales. Based upon our estimate that our installed base represents a relatively small percentage of the total estimated 90 million U.S. households with a coffee maker, we remain enthusiastic about the long-term opportunity for continued Keurig® brewer adoption as well as initial consumer reaction to our recently introduced Vue™ brewer.”

Second Quarter Fiscal Year 2012 Financial Review

Net Sales by Products (in millions)

	Thirteen weeks ended
	March 24,	March 26,	$ Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Single Serve Packs	$655.0	$411.8	$243.2	59%
Brewers and Accessories	140.2	116.2	24.0	21%
Other Products and Royalties	89.9	119.7	(29.8)	(25)%
Total Net Sales	$885.1	$647.7	$237.4	37%

  Approximately 90% of consolidated second quarter fiscal year 2012 net sales were from sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of sales of bagged coffee and sales from the office coffee services business.
    The increase in single serve pack sales was driven by a 47 percentage point increase in sales volume and a 12 percentage point increase in K-Cup® pack net price realization due to price increases implemented during fiscal 2011 to offset higher green coffee and other input costs.
    The second fiscal quarter’s net sales included nominal initial sales of new Vue™ brewers and Vue™ packs. Net sales of Vue™ brewers and Vue™ packs are not expected to be material in the Company’s 2012 fiscal year.
    GMCR sold 1.4 million Keurig® Single Cup Brewers during the second quarter of fiscal year 2012. This brewer shipment number does not account for consumer returns.
    We estimate that the combination of brewer shipments from GMCR and its licensed partners resulted in shipments of 1.5 million Keurig® Single Cup Brewers in the second quarter of fiscal year 2012.
    Other products and royalties declined year-over-year primarily as a result of the sale of the Filterfresh business in October 2011.
  In the second quarter of fiscal 2012, gross margin declined to 35.4% from 37.5% in the prior year period.
    The decline in gross margin over the prior year quarter primarily was due to the following:
      Approximately 290 basis points due to the combination of under-utilization of our current manufacturing base as a result of lower-than-expected K-Cup® pack demand and the resulting efforts to reduce K-Cup® pack inventories which together, increased average labor and overhead costs per K-Cup® pack.
      Approximately 170 basis points due to higher green coffee costs.
      Approximately 150 basis points due to a higher write down of finished product and anticipated obsolescence of raw material inventory due to lower-than-anticipated sales of seasonal and certain coffee products.
      Approximately 50 basis points increase in warranty expense over the prior year quarter which had benefited from a new program which reduced packaging materials on warranty-related brewers.
    Partially offsetting the decline in gross margin compared to the prior year was an approximate 390 basis points increase due to net price realization from price increases taken in fiscal 2011 to offset higher green coffee and other input costs, and a 90 basis points benefit due to a recovery under an agreement with a supplier for certain brewer warranty indemnification.
  GAAP operating margin of 16.9% of net sales in the second quarter of fiscal year 2012 decreased from 18.5% in the prior year period as a result of the lower gross margin.
  Non-GAAP operating margin, which excludes $1.1 million in expenses associated with the SEC inquiry and pending litigation, as well as $11.6 million in amortization of identifiable intangibles related to the Company’s acquisitions, was 18.3% of net sales in the second quarter of fiscal year 2012 compared to 20.6% in the prior year period.
  The Company’s effective income tax rate was 36.0% for the second quarter of fiscal year 2012 as compared to a 35.5% effective tax rate for the prior year period.
  Diluted weighted average shares outstanding as of the end of the second quarter of fiscal year 2012 increased to 159.4 million from 147.6 million from the prior year period.

Balance Sheet Highlights

  Cash and cash equivalents increased to $146.0 million at March 24, 2012 from $33.7 million at March 26, 2011.
  Accounts receivable increased 33% to $300.7 million at March 24, 2012, from $226.8 million at March 26, 2011, reflecting continued sales growth.
  Inventories were $602.1 million at March 24, 2012 compared to $300.8 million at March 26, 2011. The year-over-year increase is comprised of:
    a $159.7 million, or a 188% increase in raw materials most notably from an increase in green coffee volume and a 24% average green coffee cost increase;
    a $141.6 million, or 66% increase in finished goods inventory with approximately 54% of the increase due to Keurig® brewers on hand.
  Debt outstanding decreased to $441.2 million at March 24, 2012 from $1,059.7 million at March 26, 2011 as a result of paying down the Company’s revolving credit facility. Proceeds from the public offering and concurrent private placement to Luigi Lavazza S.p.A. on May 11, 2011 and from the sale of Filterfresh in October 2011 were used to reduce the Company’s outstanding debt obligations.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2012

The Company provided revised estimates for its fiscal year 2012:

  Total net sales in the range of $3.8 billion to $4.0 billion, or net growth of 45% to 50%, from $2.7 billion in fiscal year 2011.
  Fiscal year 2012 non-GAAP earnings per diluted share in a range of $2.40 to $2.50 per diluted share, excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; amortization of identifiable intangibles related to the Company’s acquisitions; and any gain from the sale of the Filterfresh business.
  Capital expenditures in the range of $525 million to $575 million.

Company Estimates for Third Quarter Fiscal Year 2012

The Company is providing initial estimates for the third quarter of fiscal year 2012:

  Net sales in the range of $861 million to $897 million or net sales growth of 20% to 25%, from $717.2 million in third quarter of fiscal year 2011.
  Fully diluted non-GAAP earnings per share in the range of $0.48 to $0.53 per share excluding any acquisition-related transaction expenses; legal and accounting expenses related to the SEC inquiry and the Company’s pending litigation; and amortization of identifiable intangibles related to the Company’s acquisitions.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s acquisitions including the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition; any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending litigation; non-cash related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt; and the effect of net operating and capital loss carryforwards, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, May 2, 2012. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com. As a result, the conference call will include only brief remarks by management followed by a question and answer session. The call along with accompanying slides is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 2624910 from 9:00 p.m. ET on May 2, 2012 through 9:00 p.m. ET on Sunday, May 6, 2012.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least five percent of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the difficulty in forecasting sales and production levels, the degree to which there are changes in consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the ability to maximize or successfully assert our intellectual property rights, the Company’s success in introducing and producing new product offerings, the Company’s dependence on external capital, including the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company’s ability to attract and retain senior management, the continued availability of a consistent supply of parts for our brewers, and the brewers themselves, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the extent to which the data security of the Company’s websites may be compromised, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s Annual Report on Form 10-K for fiscal year 2011 and other filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	March 24,	March 26,
	2012	2011
Net sales	$885,052	$647,658
Cost of sales	572,014	404,803
Gross profit	313,038	242,855

Selling and operating expenses	111,105	79,745
General and administrative expenses	52,340	43,499
Operating income	149,593	119,611

Other income (expense), net	669	1,078
Loss on financial instruments, net	(2,112)	(5,959)
Gain on foreign currency, net	3,613	4,045
Interest expense	(6,042)	(16,672)
Income before income taxes	145,721	102,103

Income tax expense	(52,458)	(36,295)
Net Income	$93,263	$65,808

Net income attributable to noncontrolling interests	232	436

Net income attributable to GMCR	$93,031	$65,372

Basic income per share:
Basic weighted average shares outstanding	155,049,294	141,784,994
Net income per common share - basic	$0.60	$0.46

Diluted income per share:
Diluted weighted average shares outstanding	159,374,545	147,558,595
Net income per common share - diluted	$0.58	$0.44

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Twenty-six	Twenty-six
	weeks ended	weeks ended
	March 24,	March 26,
	2012	2011
Net sales	$2,043,268	$1,221,806
Cost of sales	1,393,626	835,351
Gross profit	649,642	386,455

Selling and operating expenses	252,463	158,034
General and administrative expenses	101,748	85,530
Operating income	295,431	142,891

Other income (expense), net	1,360	1,166
Loss on financial instruments, net	(3,246)	(12,301)
Gain on foreign currency, net	6,299	5,624
Gain on sale of subsidiary	26,311	-
Interest expense	(12,505)	(22,730)
Income before income taxes	313,650	114,650

Income tax expense	(115,705)	(46,393)
Net Income	$197,945	$68,257

Net income attributable to noncontrolling interests	500	473

Net income attributable to GMCR	$197,445	$67,784

Basic income per share:
Basic weighted average shares outstanding	154,876,465	141,579,543
Net income per common share - basic	$1.27	$0.48

Diluted income per share:
Diluted weighted average shares outstanding	159,368,142	147,310,364
Net income per common share - diluted	$1.24	$0.46

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	March 24,	September 24,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$146,003	$12,989
Restricted cash and cash equivalents	9,202	27,523
Receivables, less uncollectible accounts and return allowances of $48,393 and $21,407 at March 24, 2012 and September 24, 2011, respectively	300,713	310,321
Inventories	602,121	672,248
Income taxes receivable	2,576	18,258
Other current assets	45,856	28,072
Deferred income taxes, net	46,251	36,231
Current assets held for sale	-	25,885
Total current assets	1,152,722	1,131,527

Fixed assets, net	793,293	579,219
Intangibles, net	516,491	529,494
Goodwill	801,690	789,305
Other long-term assets	45,011	47,759
Long-term assets held for sale	-	120,583

Total assets	$3,309,207	$3,197,887

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$9,742	$6,669
Accounts payable	246,899	265,511
Accrued compensation costs	36,796	43,260
Accrued expenses	120,436	92,120
Income tax payable	48,012	9,617
Deferred income taxes, net	-	243
Other current liabilities	27,181	34,613
Current liabilities related to assets held for sale	-	19,341
Total current liabilities	489,066	471,374

Long-term debt	431,471	575,969
Deferred income taxes, net	211,013	189,637
Other long-term liabilities	18,229	27,184
Long-term liabilities related to assets held for sale	-	474

Commitments and contingencies

Redeemable noncontrolling interests	11,252	21,034

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares;
No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 500,000,000 shares;
Issued and outstanding - 155,213,176 and 154,466,463 shares at March 24, 2012 and September 24, 2011, respectively	15,521	15,447
Additional paid-in capital	1,522,283	1,499,616
Retained earnings	609,307	411,727
Accumulated other comprehensive income (loss)	1,065	(14,575)
Total stockholders' equity	2,148,176	1,912,215

Total liabilities and stockholders' equity	$3,309,207	$3,197,887

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twenty-six	Twenty-six
	weeks ended	weeks ended
	March 24,	March 26,
	2012	2011
Cash flows from operating activities:
Net income	$197,945	$68,257
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	55,822	30,991
Amortization of intangibles	23,021	17,793
Amortization deferred financing fees	3,025	2,620
Loss on extinguishment of debt	-	2,555
Unrealized gain of foreign currency	(4,547)	(5,207)
Loss (gain) on disposal of fixed assets	1,265	(75)
Gain on sale of subsidiary, excluding transaction costs	(28,914)	-
Provision for doubtful accounts	1,656	872
Provision for sales returns	67,402	39,316
Unrealized loss on financial instruments, net	3,580	9,087
Tax benefit from exercise of non-qualified options and disqualified dispositions of incentive stock options	5	6
Excess tax benefits from equity-based compensation plans	(11,172)	(5,838)
Deferred income taxes	8,325	2,862
Deferred compensation and stock compensation	9,336	4,633
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(55,546)	(45,723)
Inventories	72,671	(889)
Income tax receivable/payable, net	65,050	2,562
Other current assets	(17,871)	(4,700)
Other long-term assets, net	(436)	(11,300)
Accounts payable	(38,424)	8,690
Accrued compensation costs	(6,402)	(8,487)
Accrued expenses	27,352	8,128
Other current liabilities	(2,878)	(2,173)
Other long-term liabilities	(109)	11,401
Net cash provided by operating activities	370,156	125,381

Cash flows from investing activities:
Change in restricted cash	665	150
Proceeds from notes receivable	229	103
Acquisition of LJVH Holdings, Inc. (Van Houtte), net of cash acquired	-	(907,835)
Proceeds from sale of subsidiary, net of cash transferred	137,733	-
Capital expenditures for fixed assets	(204,556)	(99,040)
Proceeds from disposal of fixed assets	215	280
Other investing activities	-	(158)
Net cash used in investing activities	(65,714)	(1,006,500)

Cash flows from financing activities:
Net change in revolving line of credit	(182,814)	257,923
Proceeds from issuance of common stock under compensation plans	2,228	4,784
Proceeds from issuance of common stock for private placement	-	249,524
Cash distributions to redeemable noncontrolling interests shareholders	(149)	(386)
Excess tax benefits from equity-based compensation plans	11,172	5,838
Principal payments under capital lease obligations	(3,148)	(5)
Proceeds from borrowings of long-term debt	-	794,500
Deferred financing fees	-	(41,628)
Repayment of long-term debt	(4,552)	(354,773)
Net cash (used in) provided by financing activities	(177,263)	915,777

Change in cash balances included in current assets held for sale	5,160	(6,510)

Effect of exchange rate changes on cash and cash equivalents	675	1,188

Net increase in cash and cash equivalents	133,014	29,336
Cash and cash equivalents at beginning of period	12,989	4,401
Cash and cash equivalents at end of period	$146,003	$33,737

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$44,672	$11,051

Non cash financing and investing activities:
Fixed Assets acquired under capital lease obligations/vendor notes	$44,174	$-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Thirteen weeks ended March 24, 2012		Thirteen weeks ended March 26, 2011
	Operating income	$149,593		$119,611
	Acquisition-related expenses (1)	-		1,905
	Expenses related to SEC inquiry (2)	1,146		405
	Amortization of identifiable intangibles (3)	11,568		11,658
	Non-GAAP operating income	$162,307		$133,579

		Thirteen weeks ended March 24, 2012		Thirteen weeks ended March 26, 2011
	Net income attributable to GMCR	$93,031		$65,372
	After tax:
	Acquisition-related expenses (1)	-		(1,858)
	Expenses related to SEC inquiry (2)	713		249
	Amortization of identifiable intangibles (3)	7,933		7,763

	Non-GAAP net income	$101,677		$71,526

		Thirteen weeks ended March 24, 2012		Thirteen weeks ended March 26, 2011
	Diluted income per share	$0.58		$0.44
	After tax:
	Acquisition-related expenses (1)	$-		$(0.01)
	Expenses related to SEC inquiry (2)	$0.00		$0.00
	Amortization of identifiable intangibles (3)	$0.05		$0.05

	Non-GAAP net income per share	$0.64	*	$0.48

	* Does not sum due to rounding.

(1)	Represents direct acquisition-related expenses of $1.9 million ($1.2 million after-tax). In addition, the Company recognized a tax benefit of $3.0 million related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that were deemed deductible in accordance with tax regulations enacted in the second quarter of fiscal 2011. This tax benefit was reversed for purposes of this non-GAAP table.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Twenty-six weeks ended March 24, 2012		Twenty-six weeks ended March 26, 2011
	Operating income	$295,431		$142,891
	Acquisition-related expenses (1)	-		10,573
	Expenses related to SEC inquiry (2)	1,815		6,394
	Amortization of identifiable intangibles (3)	23,021		17,793
	Non-GAAP operating income	$320,267		$177,651

		Twenty-six weeks ended March 24, 2012		Twenty-six weeks ended March 26, 2011
	Net income attributable to GMCR	$197,445		$67,784
	After tax:
	Acquisition-related expenses (1)	-		14,524
	Expenses related to SEC inquiry (2)	1,130		3,929
	Amortization of identifiable intangibles (3)	15,782		11,655
	Gain on sale of subsidiary (4)	(16,685)		-
	Non-GAAP net income	$197,672		$97,892

		Twenty-six weeks ended March 24, 2012		Twenty-six weeks ended March 26, 2011
	Diluted income per share	$1.24		$0.46
	After tax:
	Acquisition-related expenses (1)	$-		$0.10
	Expenses related to SEC inquiry (2)	$0.01		$0.03
	Amortization of identifiable intangibles (3)	$0.10		$0.08
	Gain on sale of subsidiary (4)	$(0.10)		$-
	Non-GAAP net income per share	$1.24	*	$0.66	*

	* Does not sum due to rounding.

(1)	Represents direct acquisition-related expenses of $10.6 million ($9.8 million after-tax); the write-off of deferred financing expenses as part of new debt financing of $2.6 million ($1.6 million after-tax); and the foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition of $5.3 million ($4.0 million after-tax). In addition, the Company recognized a $2.1 million tax expense related to the reversal of nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and a $3.0 million tax benefit related to the reversal of certain nondeductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 that were deemed deductible in accordance with tax regulations enacted in the second quarter of fiscal 2011. This combined tax affect was reversed for purposes of this non-GAAP table.
(2)	Represents legal and accounting expenses related to the SEC inquiry and pending litigation classified as general and administrative expense.
(3)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(4)	Represents the gain recognized on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com